Exhibit 99.1

SAKS INCORPORATED ANNOUNCES 0.8% COMPARABLE

STORE SALES INCREASE IN JANUARY

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (February 3, 2005)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended January 29, 2005 compared to the four weeks ended January 31, 2004, total sales increased 2.1% and comparable store sales increased 0.8% on a total company basis. By segment, comparable store sales decreased 0.9% for SDSG and increased 3.0% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended January 29, 2005 compared to the four weeks ended January 31, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase (Decrease)
SDSG	$193.6	$192.1	0.8%	(0.9)%
SFAE	161.4	155.5	3.8%	3.0%

Total	$355.0	$347.6	2.1%	0.8%

Management estimates that severe winter storms negatively affected January sales by approximately 100 basis points at SDSG, 300 basis points at SFAE, and 200 basis points on a consolidated basis.

Merchandise categories with the best sales performances for SDSG in January were children’s apparel, shoes, women’s moderate sportswear, men’s furnishings, and accessories. Categories with the softest sales performances for SDSG in January were furniture, outerwear, soft home, and dresses. Categories with the best sales performances for SFAE in January were women’s contemporary apparel, women’s designer apparel, bridal, men’s contemporary sportswear, jewelry, and handbags. Categories with the softest performances for SFAE in January were children’s apparel, women’s private brand apparel, women’s bridge sportswear, outerwear, and Salon Z (women’s large sizes).

For the fourth quarter ended January 29, 2005 compared to the fourth quarter ended January 31, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$1,217.6	$1,195.8	1.8%	1.1%
SFAE	829.6	755.3	9.8%	8.4%

Total	$2,047.2	$1,951.1	4.9%	4.0%

(more)

For the fiscal year ended January 29, 2005 compared to the fiscal year ended January 31, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$3,680.9	$3,599.8	2.3%	1.6%
SFAE	2,707.3	2,407.3	12.5%	10.8%

Total	$6,388.2	$6,007.1	6.3%	5.3%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 58 Saks Fifth Avenue stores and 52 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 238 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 38 Club Libby Lu specialty stores.

Fourth Quarter and Year-End Earnings Release

Saks Incorporated will release results for the fourth quarter ended January 29, 2005 on Friday, March 4, 2005 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Friday, March 4, 2005 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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